Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Place of Incorporation
Subsidiaries

Light In The Box Limited	Hong Kong
Lanting International Holding Limited	Hong Kong
LITB, Inc	Delaware, United States
Lightinthebox International Logistic Co., Limited	Hong Kong
Lanting Jishi Trade (Shenzhen) Co., Ltd.	PRC

Variable Interest Entities

Shenzhen Lanting Huitong Technologies Co., Ltd.	PRC
Beijing Lanting Gaochuang Technologies Co., Ltd.	PRC

Subsidiary of Variable Interest Entity

Shanghai Ouku Network Technologies Co., Ltd.	PRC